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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WILSONS THE LEATHER EXPERTS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

WILSONS THE LEATHER EXPERTS INC.

7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

May 7, 2004

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), to be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, on Thursday, June 3, 2004.

      The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

      It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Joel N. Waller
Chairman and Chief Executive Officer

WILSONS THE LEATHER EXPERTS INC.

NOTICE OF ANNUAL MEETING

      The Annual Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), will be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, on Thursday, June 3, 2004, commencing at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect two directors for a three-year term.

2.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending January 29, 2005.

3.	To act upon any other business that may properly be brought before the meeting.

      The Board of Directors of the Company has fixed April 5, 2004, as the record date for the meeting and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting and at any adjournments thereof. Your proxy is important to ensure a quorum at the meeting. Please complete, sign, date and return your proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. Your cooperation in promptly signing and returning your proxy will help the Company avoid further solicitation expense. You may revoke the proxy at any time prior to it being exercised, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Philip S. Garon
Secretary

Brooklyn Park, Minnesota

May 7, 2004

WILSONS THE LEATHER EXPERTS INC.

7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

PROXY STATEMENT

General Information Regarding the Solicitation

      The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors” or “Board”) of Wilsons The Leather Experts Inc., a Minnesota corporation (“Wilsons Leather” or the “Company”), for use in connection with the Annual Meeting of Shareholders to be held on Thursday, June 3, 2004, at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at 10:00 a.m., Central Daylight Time, and at any adjournments thereof.

      Only shareholders of record at the close of business on April 5, 2004, will be entitled to vote at the meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned to the Company and not revoked will be voted in the manner specified. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. A shareholder executing a proxy may revoke it at any time before it is exercised by notice in writing to an officer of the Company or by properly signing and duly returning a proxy bearing a later date. The mailing of this Proxy Statement and form of proxy to shareholders will commence on or about May 7, 2004.

      As of the date of this Proxy Statement, the Board of Directors of the Company and management know of no other matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the meeting. If any other matters are properly presented at the meeting and call for a vote of shareholders, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, subject to applicable federal securities rules.

      The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, telecopier, telegram or personal contact. The Company has also requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

      The address of the principal executive office of the Company is 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, and the Company’s telephone number is 763-391-4000.

Required Vote to Elect the Directors

      The common stock of the Company is the only authorized and issued voting security of the Company. At the close of business on April 5, 2004, there were 20,876,672 shares of common stock of the Company issued and outstanding, each of which is entitled to one vote. Holders of common stock are not entitled to cumulate their votes for the election of directors.

      The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy and entitled to vote on each matter to be acted upon at the meeting is required for the approval of such matter. For this purpose, a shareholder voting through proxy who abstains with respect to the matter is considered to be present and entitled to vote on the matter, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

      Holders of a majority of the shares of the common stock of the Company entitled to vote and present at the meeting constitute a quorum for purposes of the meeting. Abstentions are counted as being present at the meeting and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth, as of April 5, 2004, except as otherwise noted, the beneficial ownership of the common stock by (i) each person known by the Company beneficially to hold more than 5% of the outstanding common stock, (ii) each director or nominee for director of the Company, (iii) each officer of the Company named in the Summary Compensation Table on page 16, and (iv) all executive officers and directors of the Company as a group. Except as otherwise noted, the listed beneficial owner has sole voting and investment power with respect to the listed shares.

	Amount and Nature of		Percentage of
Name and Address of Beneficial Owner	Beneficial Ownership		Outstanding Shares

Peninsula Investment Partners, L.P.	4,095,571.0	(1)	18.4%
404 B East Main Street Charlottesville, VA 22902
Peninsula Capital Advisors, LLC
404 B East Main Street Charlottesville, VA 22902

Wellington Management Company, LLP	2,496,150.0	(2)	12.0
75 State Street Boston, MA 02109
Wellington Trust Company, NA
75 State Street Boston, MA 02109

Pzena Investment Management, LLC	2,269,975.0	(3)	10.9
830 Third Avenue 14th Floor New York, NY 10022

FMR Corp.	2,051,412.0	(4)	9.8
82 Devonshire Street Boston, MA 02109

David L. Rogers	1,713,162.5	(5)	8.1
7401 Boone Avenue North Brooklyn Park, MN 55428

Richard Liu	1,486,630.0	(6)	7.1
c/o Superior Leather, Ltd. Unit 510 Tower 2 Enterprise Square, 9 Sheung Yuet Road Kowloon Bay, Kowloon, Hong Kong

Joel N. Waller	1,480,504.3	(7)	7.0
7401 Boone Avenue North Brooklyn Park, MN 55428

Dimensional Fund Advisors, Inc.	1,107,265.0	(8)	5.3
1299 Ocean Avenue, 11th floor Santa Monica, CA 90401

Peter G. Michielutti	133,001.0	(9)	*
Arthur J. Padovese	45,000.0	(10)	*
Jenele C. Grassle	38,300.7	(11)	*
William F. Farley	17,000.0	(12)	*
Michael T. Cowhig	8,000.0	(13)	*
Lyle Berman	6,000.0	(14)	*
Bradley K. Johnson	3,050.0	(15)	*
Michael J. McCoy	2,000.0		*
All executive officers, directors and director nominees as a group (15 persons)	3,776,581.8	(16)	17.3

*	Represents less than 1%.

(1)	Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC have shared power to vote all such shares and shared power to dispose of all such shares. The information relating to the beneficial ownership of Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC is derived from a Schedule 13D dated April 28, 2004, filed by Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC with the Securities and Exchange Commission (the “SEC”). Includes 1,428,571 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of the Company’s common stock.

(2)	Wellington Management Company, LLP has shared power to vote 1,535,150 of such shares and shared power to dispose of all of such shares. These shares include shares over which Wellington Trust Company, NA, a wholly-owned subsidiary of Wellington Management Company, LLP, exercises shared voting and/or dispositive power. The information relating to the beneficial ownership of Wellington Management Company, LLP and Wellington Trust Company, NA is derived from the Schedule 13G/ A dated February 12, 2004, filed by Wellington Management Company, LLP with the SEC. The information regarding the shareholder’s beneficial ownership was confirmed to be accurate by a questionnaire dated February 9, 2004, completed by the shareholder on February 20, 2004 as to such shareholder’s beneficial ownership as of December 31, 2003.

(3)	Pzena Investment Management, LLC has sole power to vote 2,032,650 of such shares and sole power to dispose of all of such shares. The information relating to the beneficial ownership of Pzena Investment Management, LLC is derived from the information received by the Company from a questionnaire dated February 9, 2004, completed by the shareholder on February 20, 2004, as to such shareholder’s beneficial ownership as of January 31, 2004.

(4)	Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of all such shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. One of these investment companies, Fidelity Low Priced Stock Fund, owned 2,051,412 of these shares. Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the respective investment companies each has sole power to dispose of the 2,051,412 shares owned by the investment companies. The Boards of Trustees of the respective investment companies have sole power to vote or direct the voting of all these shares. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Boards of Trustees. Through their stock ownership of FMR Corp., and a shareholder’s voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. The foregoing information is derived from a joint Schedule 13G/ A dated February 17, 2004, filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with the SEC.

(5)	Includes 1,320,162.5 shares of common stock owned jointly by Mr. Rogers and his spouse. Includes options which are currently exercisable to purchase 351,500 shares of common stock.

(6)	Richard Liu has sole power to vote all of such shares and sole power to dispose of all of such shares. All such shares are held for Richard Liu’s account in the name of Copwell Holdings, Ltd. and Subtle Assets, Ltd., entities of which Mr. Liu is the sole principal. The information relating to the beneficial ownership of Mr. Liu is based on the Schedule 13D dated January 23, 2004, filed by Mr. Liu with the SEC. Information regarding the number of shares beneficially owned by Mr. Liu was confirmed to be the same through information received by the Company from a questionnaire dated February 9, 2004, completed by Mr. Liu on February 13, 2004, as to his beneficial ownership as of January 31, 2004.

(7)	Includes 150,000 shares of common stock owned by the Waller Family Limited Partnership, of which Mr. Waller is a general partner, and 1,500 shares of common stock owned by Mr. Waller’s spouse. Mr. Waller disclaims beneficial ownership of the shares owned by his spouse. Also includes options which are currently exercisable to purchase 351,500 shares of common stock.

(8)	Dimensional Fund Advisors Inc. has sole power to vote all such shares and sole power to dispose of all such shares as a result of its role as investment advisor or manager to certain investment companies registered under the Investment Company Act of 1940, commingled group trusts and separate accounts. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares. The information relating to the beneficial ownership of Dimensional Fund Advisors Inc. is derived from a Schedule 13G dated February 6, 2004, filed by Dimensional Fund Advisors Inc. with the SEC.

(9)	Includes options which are currently exercisable to purchase 90,001 shares of common stock.

(10)	Includes options which are currently exercisable to purchase 26,000 shares of common stock.

(11)	Includes options which are currently exercisable to purchase 25,000 shares of common stock.

(12)	Includes options which are currently exercisable to purchase 2,000 shares of common stock.

(13)	Includes options which are currently exercisable to purchase 3,000 shares of common stock.

(14)	Includes options which are currently exercisable to purchase 6,000 shares of common stock.

(15)	Includes options which are currently exercisable to purchase 2,400 shares of common stock.

(16)	Includes options which are currently exercisable to purchase 969,160 shares of common stock.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

      Pursuant to the Amended and Restated Articles of Incorporation and the Restated By-Laws of the Company, directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year. There are currently two Class II directors, whose terms expire at the Annual Meeting (in each case subject to the election and qualification of their successors).

      At the Annual Meeting, the shareholders will be asked to elect two Class II directors so that the total number of directors after the Annual Meeting will be seven. The Governance and Nominating Committee of the Board of Directors recommended each of the nominees, and the Board has nominated Michael T. Cowhig and David L. Rogers as nominees for election to serve three-year terms ending at the time of the 2007 Annual Meeting of Shareholders or until such nominee’s successor is elected and qualified. Mr. Cowhig and Mr. Rogers are currently serving as directors of the Company. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the two nominees named below to constitute the Class II members of the Board.

      Each nominee has indicated a willingness to serve as a director. In case any nominee is not a candidate at the Annual Meeting, the proxies named in the enclosed form of proxy intend to vote in favor of the remainder of the nominees and to vote for a substitute nominee in their discretion. Information as of April 5, 2004, regarding each nominee for election as a Class II director and for each director whose current term of office will continue after the Annual Meeting is set forth below.

	Name	Age	Director Since

Class I:	Lyle Berman	62	May 1996
	William F. Farley	60	March 2003
	Michael J. McCoy	57	June 2003

Class II:	Michael T. Cowhig	57	November 2002
	David L. Rogers	61	May 1996

Class III:	Bradley K. Johnson	47	January 2003
	Joel N. Waller	64	May 1996

Directors Whose Terms Expire in 2006 (Class I Directors):

      Lyle Berman has served as Chairman and Chief Executive Officer of Lakes Entertainment Inc., a gaming company, since January 1999. Mr. Berman served as Chairman and Chief Executive Officer of Grand Casinos, Inc., a gaming company, from 1990 to 1998. Mr. Berman served as Chairman and Chief Executive Officer of Rainforest Cafe, Inc., a restaurant and retail company, from 1993 to 2000. Mr. Berman served as Chairman of Stratosphere Corporation, a gaming company, from 1993 to 1997.

      William F. Farley has served as Founder and Chief Executive Officer of Livingston Capital, a private investment firm, since January 2003. Mr. Farley served as Chairman and Chief Executive Officer of Science, Inc., a medical device company, from October 2000 to December 2002. Mr. Farley served as Chairman and Chief Executive Officer of Kinnard Investments, Inc. (now Miller Johnson Steichen Kinnard), an investment securities firm, from 1997 to 2000. Mr. Farley served as Vice Chairman of First Bank Systems (now US Bancorp), a financial services holding company, from 1990 to 1996. Mr. Farley is a director of Harte-Hanks, Inc.

      Michael J. McCoy has served in various executive positions with Hormel Foods Corporation, a multi-national branded foods and meat products manufacturer and marketer, serving as Executive Vice President and Chief Financial Officer since May 2001. Mr. McCoy also served as Senior Vice President and Chief Financial Officer from 2000 to 2001, Vice President and Controller from 1998 to 2000, Vice President and Treasurer from 1997 to 1998, Treasurer from 1996 to 1997, and Assistant Treasurer from 1994 to 1996.

Mr. McCoy served as Vice President and Treasurer of FDL Foods, a meat processing operation, from 1982 to 1994. Mr. McCoy is a director of Hormel Foods Corporation.

Nominees for Election for Terms Expiring in 2007 (Class II Directors):

      Michael T. Cowhig has served in various executive positions with The Gillette Company, a global consumer products marketer of personal care and personal use products, serving as President, Global Technical and Manufacturing Operations since January 2004. Mr. Cowhig also served as Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004, and as Senior Vice President, Global Supply Chain and Business Development, from 2000 to 2002, and in other executive manufacturing and operations positions in various business units from 1980 to 2000.

      David L. Rogers has served as President and Chief Operating Officer of Wilsons Leather since April 1992. In 1988, Mr. Rogers joined Wilsons Leather as Executive Vice President and Chief Operating Officer when Bermans The Leather Experts, Inc., a specialty leather retailer, was acquired by Wilsons Leather, and he served in such capacity until April 1992. Mr. Rogers served as Chief Operating Officer of Bermans The Leather Experts, Inc., from 1983 to 1988 and Chief Financial Officer from 1980 to 1984.

Directors Whose Terms Expire in 2005 (Class III Directors):

      Bradley K. Johnson has served as Chief Financial Officer of Recreation Equipment, Inc. (REI), a multi-channel retailer of specialty outdoor gear, since April 2001. Mr. Johnson served as Chief Financial Officer of Cornerstone Brands Inc., a direct marketer of apparel and home products, from 1999 to 2000. Mr. Johnson served as Chief Administrative Officer and Chief Financial Officer of Land’s End Inc., a leading apparel and home products direct marketer, from 1996 to 1999. Mr. Johnson served as Vice President, Operations and Distribution of Wilsons Leather from 1995 to 1996, and Vice President, Property Management from 1993 to 1995, and Chief Financial Officer from 1990 to 1993.

      Joel N. Waller has served as Chairman and Chief Executive Officer of Wilsons Leather since April 1992. In 1983, CVS hired Mr. Waller as President of Wilsons Leather, and he served in such capacity until April 1992. Prior to joining Wilsons Leather, Mr. Waller served in several capacities at Bermans The Leather Experts, Inc., a specialty leather retailer, including Senior Vice President, General Merchandise Manager from 1980 to 1983, Division Merchandise Manager from 1978 to 1980 and Buyer from 1976 to 1978.

      Joel N. Waller, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the father of Steven R. Waller, one of the Vice Presidents of the Company.

      If the equity financing described under “Certain Relationships and Related Transactions” is consummated, the size of the Board of Directors will be increased to eight and a representative of Peninsula Investment Partners, L.P. (“Peninsula”) will join the Board as a Class II director. The Company intends to seek shareholder approval of the equity financing at a special meeting of shareholders for which the Company intends to file and mail an additional proxy statement to shareholders.

Board Matters and Meeting Attendance

      The Board of Directors has determined that each of Lyle Berman, William F. Farley, Michael J. McCoy, Michael T. Cowhig and Bradley K. Johnson is an independent director as that term is defined in the listing standards of The NASDAQ Stock Market (the “Independent Directors”). The Independent Directors constitute a majority of the Board of Directors of the Company.

      The Board of Directors met nine times during the fiscal year ended January 31, 2004 (“fiscal year 2003”), and took written action in lieu of meeting three times. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he served during the time period in which he was a director during such fiscal year.

      The Company has a policy to encourage attendance by its directors at annual shareholders meetings. Most of the Company’s directors have historically attended those meetings, and all of the Company’s current directors attended the annual shareholders meeting in June 2003.

Committees of the Board of Directors

      The Board of Directors has an Audit Committee, Compensation Committee and Governance and Nominating Committee. The members of each of these committees are appointed by the full Board.

     Audit Committee

      The Audit Committee consists of Messrs. McCoy (Chair), Farley and Johnson. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of The NASDAQ Stock Market and regulations of the SEC, and all members are financially literate as required by the applicable listing standards of The NASDAQ Stock Market. In addition, the Board of Directors has determined that Mr. McCoy has the financial experience required by the applicable listing standards of The NASDAQ Stock Market and is an “audit committee financial expert” as defined by applicable regulations of the SEC.

      The Audit Committee reviews accounting and auditing principles and procedures of the Company with a view toward providing for adequate internal controls and reliable financial records. To this end, it oversees the Company’s financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, reviewing with the independent auditors the Company’s financial reporting and controls regarding accounting, overseeing the independence of the Company’s auditors and selecting and appointing the independent auditors. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is attached as Appendix A to this Proxy Statement and is also available on the Company’s web site at www.wilsonsleather.com. The committee will periodically review the Audit Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Audit Committee met five times during the last fiscal year.

      The Compensation Committee consists of Messrs. Cowhig (Chair) and McCoy. Both members of the Compensation Committee are “independent” as that term is defined in the applicable listing standards of The NASDAQ Stock Market. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers and establishes executive compensation strategy and assures that all executive officers of the Company are compensated effectively in a manner consistent with such strategy, internal equity considerations, competitive practices and the requirements of regulatory agencies. The Compensation Committee also administers the Company’s stock-based incentive plans and approves grants to executive officers made in connection therewith. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is attached as Appendix B to this Proxy Statement and is also available on the Company’s web site at www.wilsonsleather.com. The committee will periodically review the Compensation Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Compensation Committee met four times during the last fiscal year.

      The Governance and Nominating Committee consists of Messrs. Johnson (Chair), Cowhig and Farley. All members of the Governance and Nominating Committee are “independent” as defined by the applicable listing standards of The NASDAQ Stock Market. The purpose of the Governance and Nominating Committee includes recommending corporate governance principles and business conduct guidelines to the Board. The Committee also considers the qualifications of, and recommends, each candidate and incumbent for election as a director of the Company and nominates candidates to fill Board vacancies. The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter, a copy of which is attached as Appendix C to this Proxy Statement and is also available on the Company’s web site at www.wilsonsleather.com. The committee will periodically review the Governance and Nominating Committee Charter in light of SEC regulations and listing standards of The NASDAQ Stock Market. The Governance and Nominating Committee met four times during the last fiscal year.

Shareholder Communication with the Board of Directors

      The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors c/o Director of Legal Services, Wilsons The Leather Experts Inc., 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428. All communications will be compiled by the Director of Legal Services and submitted to the Board or the individual directors on a periodic basis.

Nominations for the Board of Directors

      The Governance and Nominating Committee reviews nominees for director and recommends to the Board those nominees whose attributes it believes would be most beneficial to the Company. This assessment includes such issues as experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board in addition to other factors the Committee deems appropriate based on the current needs and desires of the Board.

      The Governance and Nominating Committee will consider director candidates recommended by shareholders in the same manner that it considers all director candidates. If a shareholder wishes to nominate a director other than a person nominated by or on behalf of the Board, he or she must comply with certain procedures including procedures set out in the Company’s Restated By-Laws. Shareholders who wish to suggest qualified candidates to the Governance and Nominating Committee should write to the Assistant Secretary of the Company, at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, stating in detail the candidate’s qualifications for consideration by the Committee, together with the written consent of such person to being named in the proxy statement and to serve as a director and all other information required by the Restated By-Laws. Shareholder recommendations of nominees to be considered by the Committee for the election of directors at the 2005 Annual Meeting of Shareholders and included in the Company’s Proxy Statement and form of proxy for such meeting must be received by January 8, 2005. Shareholder recommendations of nominees intended to be presented at the 2005 Annual Meeting of Shareholders but not intended to be considered by the Committee or included in the Company’s Proxy Statement and form of proxy must be received by March 5, 2005. For more information regarding the submission of shareholder recommendations, please refer to “Additional Matters — Deadline for Submission of Shareholders’ Proposals.”

      In 2002, a third-party search firm, along with the Chairman and Chief Executive Officer, President and Chief Operating Officer and the Vice President of Human Resources, identified and recommended Mr. Cowhig as a candidate for election to the Board of Directors.

Director Compensation

      Each member of the Board who is not an officer or employee of the Company received an annual retainer in fiscal year 2003 of $25,000 and a payment of $1,500 for each meeting of the Board or meeting of a Board committee that such member attended during the last fiscal year. In addition, each committee chair received an additional annual retainer of $5,000. Also, for the fiscal year ending January 30, 2005, Mr. Farley will receive an additional payment of $10,000 for his service as lead director. Board members who incur reasonable and customary travel expenses to attend the Company’s board meetings are reimbursed for such travel expenses.

      In March 2003, the Company granted options for 6,000 shares of common stock at an exercise price of $4.00 per share to each of Lyle Berman, Michael T. Cowhig, William F. Farley, Bradley K. Johnson and Cheryl L. Vitali (who was a director at that time). In June 2003, the Company granted options for 4,500 shares of common stock to Michael J. McCoy at an exercise price of $6.289 per share. Such options vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant if the optionee continues as a director, subject to the possible acceleration of vesting in certain circumstances. If the equity financing described under “Certain Relationships and Related Transactions” is consummated, all such options will automatically vest.

Voting Requirements

      The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy and entitled to vote on the election of directors is required to elect the Class II directors. A shareholder voting through proxy who abstains with respect to the election of directors is considered to be present and entitled to vote, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors is not considered present and entitled to vote.

Voting Recommendation

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL CLASS II NOMINEES LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Company’s Board of Directors is composed of three independent directors. The role of the Company’s Audit Committee is one of oversight of the Company’s management and the Company’s outside auditors in regard to the Company’s accounting, financial reporting, internal control and auditing. The Audit Committee also considers and pre-approves any non-audit services provided by the Company’s independent auditors to ensure that no prohibited non-audit services are provided by the Company’s independent auditors and that the auditors’ independence is not compromised. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the Company’s management and independent auditors.

      The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 31, 2004, with the Company’s management; (ii) discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU §380); and (iii) received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the Company’s independent auditors the independent auditors’ independence.

      Based on the review and discussions with management and the Company’s independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the SEC.

AUDIT COMMITTEE

Michael J. McCoy (Chair)
Bradley K. Johnson
William F. Farley

INDEPENDENT AUDITORS’ FEES

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

      The following table presents fees for professional audit services rendered by KPMG LLP (“KPMG”) for the audit of the Company’s annual financial statements for 2003 and 2002, and fees billed for other services rendered by KPMG.

	2003	2002

Audit Fees(1)	$277,000	$593,600
Audit-Related Fees(2)	61,710	39,950
Tax Fees(3)	26,735	41,585
All Other Fees	—	—

Total	$365,445	$675,135

(1)	Audit fees in 2003 consisted primarily of the annual audit and quarterly reviews of the Company’s consolidated financial statements and assistance with and review of documents filed with the Securities and Exchange Commission. Audit fees in 2002 consisted primarily of the annual audit and quarterly reviews of the Company’s consolidated financial statements for fiscal year 2002 and for the reaudit of fiscal years 2000 and 2001.

(2)	Audit-related fees in 2003 and 2002 consisted of employee benefit plan audits, airport sales audits and technical accounting research.

(3)	Tax fees in 2003 and 2002 related solely to the preparation of expatriate tax returns for certain employees located overseas.

Pre-Approval of Services

      The Company’s Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided by the independent auditors and consider whether the provision of these non-audit services by the outside auditors is compatible with maintaining the outside auditor’s independence, prior to engagement for such services. The Audit Committee pre-approved 100% of such services for 2003. The Audit Committee has delegated pre-approval authority to its Chair when expedition of services is necessary. The Chair is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting. The independent auditors and management periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Auditor Independence

      The Audit Committee has considered whether, and has determined that, the provision of services described under “Tax Fees” was compatible with maintaining the independence of KPMG as the Company’s independent auditors.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee, comprised entirely of non-employee directors, establishes executive compensation strategy and assures that all executive officers of the Company are compensated effectively in a manner consistent with such strategy, internal equity considerations, competitive practices and the requirements of regulatory agencies. In addition, the Compensation Committee is responsible for administering the Company’s stock-based incentive plans and approving grants to executive officers made in connection therewith.

Executive Compensation Philosophy

      The Company’s compensation program for executive officers is designed to promote the financial performance, business strategies and other values and objectives of the Company. This program seeks to enhance shareholder value by linking the financial interests of the Company’s executives with those of its shareholders. The Company has developed and implemented an executive compensation program based on a pay-for-performance philosophy to achieve the following objectives:

•	To attract and retain high-caliber executive officers who are capable of leading the Company in the achievement of its business objectives;

•	To provide compensation awards that are competitive;

•	To motivate and reward executives based on achievements of the Company and individual performance objectives; and

•	To provide a maximum return on the Company’s investment in resources to shareholders by linking a significant portion of total compensation to the financial results of the Company and the market value of the Company’s common stock.

The Compensation Process

          Compensation Review

      The Board of Directors approves Company financial goals and performance measures. The Compensation Committee reviews and approves the base salaries for each executive officer, including the Chairman and Chief Executive Officer (the “CEO”) and the President and Chief Operating Officer (the “COO”). After year-end, the Vice President of Human Resources presents to the Compensation Committee the assessment of results.

      The Compensation Committee received a thorough review and presentation of total compensation for executive officers in fiscal year 2003. Total compensation under the Company’s compensation program for executive officers for 2003 was generally established to be between the 50th and 75th percentile of companies included in certain retail compensation surveys, depending upon the particular officer’s position, responsibilities and the degree of difficulty and challenge associated with the performance objectives.

      The Company’s fiscal year 2003 executive compensation program consisted of three key elements: (1) base salary; (2) short-term incentive, e.g., annual bonus and other performance-related bonuses; and (3) long-term incentive, e.g., stock options and restricted stock. In addition, the executive officers receive health and dental benefits and are eligible to participate in the Company’s 401(k) Profit Sharing Plan and Employee Stock Purchase Plan on the same basis as other full-time employees of the Company. The policies and the bases for determining executive compensation and specifically that of the CEO and COO are described below.

          Base Salary

      Base salaries for executive officers, with the exception of the CEO and COO, are determined by reviewing and comparing salaries, and the corresponding job descriptions, offered for similar positions by utilizing certain retail compensation surveys and by reviewing salaries of persons with comparable qualifica-

tions, experience and responsibilities at other companies of comparable size in the retail industry. After reviewing these salaries and job descriptions, the Company establishes a range of salaries paid for various executive positions. Base salaries are set within these competitive salary bands based on individual contributions and sustained performance. As an executive officer’s level of responsibility increases, a greater portion of the total compensation package is based on incentive compensation, described below, which may cause greater variability in the individual’s overall compensation package from year to year. In addition, the more responsibility that an executive officer assumes in the organization, the more the compensation package shifts to reliance on appreciation of the value of the Company’s stock through stock-based incentives.

          Short-Term Incentive Compensation

      The Company’s Executive and Key Management Incentive Plan (the “Incentive Plan”) has been developed to provide opportunities to motivate and reward key employees through annual cash incentive awards. All executive officers are eligible to participate in the incentive Plan. The Incentive Plan rewards executives for attaining pre-determined Company goals. Awards are based on actual results measured against pre-established corporate financial objectives for consolidated earnings before federal and state income taxes of the Company and its direct and indirect subsidiaries (“EBT”) and may also be based on position-specific goals. Such objectives and goals, if any, may be adjusted to provide for unforeseen changes in circumstances which may occur during an award period. A target award amount, expressed as a percentage of base salary at the beginning of the fiscal year, is established for each participating executive officer each fiscal year and is approved by the Compensation Committee. The actual award amount depends on how much the actual EBT of the Company for the fiscal year is above or below the pre-established corporate financial objectives for EBT and whether any applicable position-specific goals were achieved. Notwithstanding the parameters established for awards under the Incentive Plan, the Compensation Committee may determine based on an executive officer’s performance that such officer would be entitled to a bonus based on other performance factors.

          Long-Term Incentive Compensation

      The Amended 1996 Stock Option Plan (the “1996 Plan”) and the 2000 Long Term Incentive Plan, as amended (the “2000 Plan,” and collectively with the 1996 Plan, the “Stock Incentive Plans”), were developed to enhance the total compensation package for key management and, in particular, to link compensation to the market value of the Company’s common stock. The desired goal is to retain and develop personnel capable of assuring the future success of the Company by affording them an opportunity to acquire a proprietary interest in the Company through stock options and other stock-based awards. Stock option grants and other stock-based awards are intended to align executives’ interests in managing the Company with shareholders’ interests.

      The Compensation Committee generally grants stock options to new executive officers upon appointment as an executive officer. The Compensation Committee also grants stock options at its discretion to executive officers based on several factors (which are not given a particular relative weight), including increases in the level of responsibility, promotions, sustained performance over a period of time and overall stock performance. In granting new options, the Compensation Committee will also take into account the number of options already granted to an officer. All outstanding stock options granted since the Company became a publicly held corporation have been granted at an option price equal to the Fair Market Value (as defined in each of the Stock Incentive Plans) of the common stock on the date of grant and generally vest, cumulatively, on a prorated basis on each of the first, second and third anniversaries of the date of grant, subject to acceleration in the event of the death or Disability of the officer or a Change in Control (as defined in each of the 1996 Plan or 2000 Plan, as applicable).

      The 2000 Plan gives the Compensation Committee the authority to award shares of common stock which are subject to certain restrictions to eligible participants. In determining awards of restricted stock, the Compensation Committee considers several factors (which are not given a particular relative weight), including increases in the level of responsibility, promotions, sustained performance over a period of time and overall stock performance. Recipients, under the terms of their restricted stock agreements, are entitled to vote the restricted stock and to exercise other shareholder rights, except that (i) the Company may retain custody of the share certificate during the restriction period, and (ii) the participant may not sell, transfer, pledge, exchange or otherwise dispose of the shares during the restriction period. The restrictions on outstanding restricted stock generally lapse cumulatively, on a prorated basis, on each of the first, second, third and fourth anniversaries of the date of grant, subject to acceleration in the event of death or Disability of the officer, or in the event of a Change in Control (as defined in the 2000 Plan). In addition, grants made in 2001 and 2003 provided that the vesting of a portion of the award accelerates if certain performance objectives are obtained.

Compensation of Chief Executive Officer and Chief Operating Officer

      The Company has entered into employment agreements with each of Joel N. Waller, as CEO, and David L. Rogers, as COO (as amended, the “Employment Agreements”). Under the Employment Agreements, Mr. Waller and Mr. Rogers each receive a base salary of $550,000 per year, or such higher amount as determined by the Board or the Compensation Committee (prorated for any partial employment year). Each of Mr. Waller and Mr. Rogers is entitled to continue to receive his base salary for a period of 24 months if termination by the Company occurs without Cause or resignation by the employee occurs, at any time prior to the expiration of the Employment Agreements, with Good Reason (as defined in the Employment Agreements). The Employment Agreements expire on March 31, 2006. See “Employment Contracts” below.

      The Compensation Committee evaluates the performance and determines the base salary of the CEO and COO annually based on its assessment of their past performances and its expectation as to their future contributions in leading the Company and on the process described under “—Base Salary” above. In setting 2003 base salaries, the Compensation Committee considered a number of factors, such as the effectiveness of the CEO and COO in establishing the Company’s strategic direction and providing leadership which enables the management team to maximize its performance compared to the competition. In addition, the Compensation Committee also considered significant accomplishments during the prior year and other performance factors, including the Company’s ability to secure financing, reduce and control expenses and efficiently use working capital to achieve goals. In addition, the market competitiveness of their base salaries and incentives are reviewed against external survey data along with a proxy review of peer-group pay practices. Factors considered by the Compensation Committee in determining the CEO’s and COO’s base salary are not subject to any specific weighting factor or formula. For fiscal year 2003, neither Mr. Waller’s nor Mr. Rogers’ base salary was increased.

      The annual cash bonus for Messrs. Waller and Rogers, if any, is awarded under the Incentive Plan and is entirely dependent on the accomplishment by the Company of certain corporate goals approved by the Board as discussed above. Pursuant to the provisions of the Incentive Plan and action of the Compensation Committee, Mr. Waller’s and Mr. Rogers’ respective bonuses for a fiscal year could range from 0% to 200% of their base salary. For fiscal year 2003, neither Mr. Waller nor Mr. Rogers received a bonus. On March 19, 2003, the Company granted options for 66,000 shares of common stock to each of Mr. Waller and Mr. Rogers at an exercise price of $4.00. Such options vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant if the optionee continues as an employee of the Company, subject to the possible acceleration of vesting in certain circumstances. On March 19, 2003, the Company also granted 33,000 shares of restricted common stock to each of Mr. Waller and Mr. Rogers. Such shares of restricted common stock vest cumulatively on a prorated basis on each of the first, second, third and fourth anniversaries of the date of grant if the grantee continues as an employee of the Company, subject to the possible acceleration of vesting in certain circumstances or if certain performance objectives are attained.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer or any of the four other most highly compensated executive officers. One of the exceptions to this limit is for qualifying “performance-based compensation.” The 2000 Plan has been designed to meet the requirements of Section 162(m) with respect to grants of options, stock appreciation rights, performance shares and restricted stock if the restrictions lapse upon achievement of certain performance goals and not upon years of continued service with the Company. The Committee expects that the options granted under the 2000 Plan will qualify as “performance-based compensation” for Section 162(m) purposes and will be deductible by the Company under current federal income tax laws. However, certain other compensation paid to the Company’s executive officers, including restricted stock grants, will be subject to the deduction limitation. The Committee believes, in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The Committee will, however, continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interests of the Company and its shareholders. The Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

COMPENSATION COMMITTEE

Michael T. Cowhig (Chair)
Michael J. McCoy

EXECUTIVE COMPENSATION

      The following table sets forth the compensation for the 2003 fiscal year ended January 31, 2004, for the 2002 fiscal year ended February 1, 2003, and for the 2001 fiscal year ended February 2, 2002, of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
				Restricted	Securities
Name and Principal Position	Fiscal	Annual Compensation		Stock	Underlying	All Other
	Year	Salary	Bonus	Awards(1)	Options (Shares)	Compensation(2)

Joel N. Waller	2003	$550,000	$—	$132,000	66,000	$8,361
Chairman and Chief	2002	550,000	—	—	99,000	7,438
Executive Officer	2001	550,000	—	323,000	177,000	7,941
David L. Rogers	2003	550,000	—	132,000	66,000	8,056
President and Chief	2002	550,000	—	—	99,000	7,438
Operating Officer	2001	550,000	—	323,000	177,000	6,791
Peter G. Michielutti(3)	2003	318,500	—	40,000	20,000	3,508
Executive Vice	2002	291,846	150,000	—	—	2,839
President and Chief	2001	247,692	51,635	95,000	100,000	380
Financial Officer
Jenele C. Grassle	2003	255,000	—	32,000	15,000	4,000
Vice President	2002	254,230	—	—	—	1,382
	2001	245,385	—	76,000	—	516
Arthur J. Padovese	2003	246,750	—	32,000	15,000	3,581
Vice President	2002	244,942	—	—	—	3,123
	2001	235,000	18,029	95,000	—	511

(1)	The value of the restricted stock awards was determined by multiplying the fair market value of the Company’s common stock on the date of grant by the number of shares awarded. As of January 30, 2004, the last trading day of the Company’s fiscal year, and using the fair market value of the Company’s common stock as of that date, the number and value of aggregate restricted stock award holdings were as follows: 41,500 shares ($127,820) by Mr. Waller; 41,500 shares ($127,820) by Mr. Rogers; 12,500 shares ($38,500) by Mr. Michielutti; 10,000 shares ($30,800) by Ms. Grassle and 10,500 shares ($32,340) by Mr. Padovese. These shares of restricted stock have a four-year vesting period, from the date of issuance, subject to acceleration if certain performance objectives are obtained or if a Change of Control (as defined in the 2000 Plan) occurs. The equity financing described under “Certain Relationships and Related Transactions,” if consummated, will constitute a Change of Control under the 2000 Plan and would result in the acceleration of vesting of all shares of restricted stock. In addition, in the event of a Fundamental Change (as defined in the 2000 Plan), the Compensation Committee may, but is not required to, modify any such awards of restricted stock, including any vesting terms. Dividends, if any, are paid on restricted stock awards at the same time and rate as paid to all shareholders.

(2)	Amounts reported for 2003 represent term life insurance premiums paid for Mr. Waller ($4,265), Mr. Rogers ($3,960), Mr. Michielutti ($478), Ms. Grassle ($256) and Mr. Padovese ($544); and the Company’s matching contributions under the Company’s 401(k) Profit Sharing Plan in the following amounts: Mr. Waller ($4,096), Mr. Rogers ($4,096), Mr. Michielutti ($3,030), Ms. Grassle ($3,744) and Mr. Padovese ($3,037). Amounts reported for 2002 and 2001 represent term life insurance premiums paid and matching contributions under the Company’s 401(k) Profit Sharing Plan for each of Mr. Waller, Mr. Rogers, Mr. Michielutti, Ms. Grassle and Mr. Padovese.

(3)	Peter G. Michielutti was named an executive officer of the Company in March 2001. The 2001 bonus amount represents a signing bonus paid in connection with his commencement of employment with the Company.

Stock Options

      The following table provides certain information concerning grants of stock options during fiscal year 2003 to the Named Executive Officers. In accordance with the rules of the SEC, the table sets forth the grant date present value of the options calculated using the Black-Scholes option pricing model. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of	% of Total
	Shares	Options
	Underlying	Granted to
	Options	Employees in	Exercise Price	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	Per Share	Date	Present Value(2)

Joel N. Waller	66,000	27.7%	$4.00	3/19/13	$126,105
David L. Rogers	66,000	27.7%	4.00	3/19/13	126,105
Peter G. Michielutti	20,000	8.4%	4.00	3/19/13	38,214
Jenele C. Grassle	15,000	6.3%	4.00	3/19/13	28,660
Arthur J. Padovese	15,000	6.3%	4.00	3/19/13	28,660

(1)	All options were granted pursuant to the 2000 Plan. One-third of the listed option becomes cumulatively exercisable on each of the first three anniversaries of the date of grant. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Each option becomes exercisable in full upon the occurrence of a Change in Control of the Company (as defined in the 2000 Plan). The equity financing described under “Certain Relationships and Related Transactions,” if consummated, will constitute a Change of Control under the 2000 Plan. In the event of a proposed Fundamental Change (as defined in the 2000 Plan) that involves a merger, consolidation or statutory share exchange, the Compensation Committee may, but is not required to, arrange for the substitution of other options or stock for the listed options, or, in the event of any Fundamental Change, provide for the cancellation of and payment for the listed options in cash or property or a combination thereof.

(2)	The following assumptions were made for purposes of calculating the grant date present value using the Black-Scholes option pricing model: expected time of exercise of 5.02 years, volatility of 55.2%, risk-free interest of 3.0% and dividend yield of 0.0%. The real value of the options in this table depends upon the actual performance of the Company’s common stock during the applicable period and at the time the options are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the Company’s common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table summarizes option exercises during fiscal year 2003 and provides information regarding the number of all unexercised stock options held by the Named Executive Officers as of January 31, 2004, the end of the Company’s last fiscal year:

			Number of Shares
			Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
			Fiscal Year-End		Fiscal Year-End(1)
	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joel N. Waller	—	—	320,500	191,000	—	—
David L. Rogers	—	—	320,500	191,000	—	—
Peter G. Michielutti	—	—	66,668	53,332	—	—
Jenele C. Grassle	—	—	20,000	15,000	—	—
Arthur J. Padovese	—	—	21,000	15,000	—	—

(1)	Calculated on the basis of the fair market value of the underlying shares of common stock at January 30, 2004, the last trading day of the Company’s fiscal year, as reported by the Nasdaq National Market, of $3.08 per share, minus the per share exercise price, multiplied by the number of shares underlying the option. On April 5, 2004, the closing sale price of a share of the common stock was $2.85.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of January 31, 2004, for compensation plans under which securities may be issued:

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants	Under Equity
Plan Category	Warrants and Rights	and Rights	Compensation Plans

Equity compensation plans approved by shareholders	1,687,380 (1)	$10.39	1,523,812 (2)
Equity compensation plans not approved by shareholders	266,544	8.69	150,021

Total	1,953,924		1,673,833

(1)	Amount includes outstanding options under the 1996 Plan and the 2000 Plan (but excludes grants of restricted stock under the 2000 Plan).

(2)	Includes securities available for future issuance under the 1996 Plan, the 2000 Plan and the Employee Stock Purchase Plan.

Equity Compensation Plans Not Approved By Security Holders

      The Company’s 1998 Stock Option Plan (the “1998 Plan”) was adopted in its current form by the Board of Directors on January 28, 1998. The purpose of the 1998 Plan is to provide employees of the Company who are not directors or officers with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth the maximum effort for the continued success and growth of the Company. In addition, the Board believes the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining employees of outstanding ability.

      The 1998 Plan authorizes the issuance of an aggregate of 750,000 shares (after giving effect to the Company’s three-for-two stock split on March 15, 2000) in award grants. The Compensation Committee has sole discretion in awarding grants of common stock under the 1998 Plan to employees of the Company who are not subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); however, the Compensation Committee may decide to delegate to the CEO its authority to award stock options, who in turn may delegate such authority to any such other officer of the Company. As of January 31, 2004, 150,021 shares of common stock were available for awards under the 1998 Plan.

EMPLOYMENT CONTRACTS

      The Company has entered into Employment Agreements with Joel N. Waller, as Chairman and Chief Executive Officer, and David L. Rogers, as President and Chief Operating Officer. The Employment Agreements are identical in all material respects, except for job responsibilities which are consistent with Messrs. Waller’s and Rogers’ titles. Under the Employment Agreements, Mr. Waller and Mr. Rogers each receives a base salary of $550,000 per year, or such higher amount as is determined by the Board or the Compensation Committee (prorated for any partial employment year). In no event may the Board of Directors reduce Messrs. Waller’s and Rogers’ base salary for any year below the greater of $550,000 or the amount of base salary paid by the Company to Messrs. Waller and Rogers for the immediately preceding year.

      The employment of each of Mr. Waller and Mr. Rogers under their respective Employment Agreements will end only upon termination by the Company with or without Cause (as defined in the Employment Agreements), upon death or Disability (as defined in the Employment Agreements), upon expiration of the employment term or upon resignation. Each of the Employment Agreements with Mr. Waller and Mr. Rogers will expire on March 31, 2006. Upon termination of employment, Mr. Waller or Mr. Rogers generally will be entitled to receive his base salary through the date of termination (or for two years following the date of termination even if the two-year period extends beyond March 31, 2006, if termination by the Company occurred without Cause or resignation by the employee occurred with Good Reason (as defined in the Employment Agreements)), any amounts earned but not paid under the Incentive Plan for a completed Plan Year (as defined in the Incentive Plan) and, in certain circumstances, a prorated portion of his Incentive Plan payment for the year in which termination occurs, plus continuation of certain health, life and disability insurance benefits. The Employment Agreements also include confidentiality and non-solicitation provisions, but do not contain any restrictions on competition.

COMPARATIVE STOCK PERFORMANCE

      The comparative stock performance graph below compares the cumulative shareholder return on the common stock of the Company for the period from January 30, 1999 through January 31, 2004 with the cumulative total return on (i) the Nasdaq Retail Composite Stock index and (ii) the S&P 500 Index. The table assumes the investment of $100 in the Company’s common stock, the Nasdaq Retail Composite Stock Index and the S&P 500 Index on January 30, 1999, and the reinvestment of all dividends through the last trading day of the years ended January 29, 2000, February 3, 2001, February 2, 2002, February 1, 2003 and January 31, 2004.

	1/30/99	1/29/00	2/3/01	2/2/02	2/1/03	1/31/04

Wilsons The Leather Experts Inc.	$100.00	$159.78	$220.39	$161.30	$61.56	$41.30
Nasdaq Retail Composite Stock Index	100.00	80.14	61.62	73.42	59.72	87.56
S&P 500 Index	100.00	107.64	108.17	91.25	70.70	95.26

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company makes the following disclosure: William F. Farley failed to make a timely filing of his statement of beneficial ownership with respect to a purchase of common stock of the Company in June 2003. Mr. Farley’s filing was made one day late. Cheryl Vitali, a former director of the Company, failed to make a timely filing of her statement of beneficial ownership with respect to her purchase of common stock of the Company in July 2003. Ms. Vitali’s filing was made two days late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2002, Richard Liu, chairman of one of the Company’s major suppliers (Superior Holdings International, Ltd.), became a greater than 5% shareholder of the Company’s common stock. Superior Holdings International, Ltd. sold $14.7 million of products to the Company during 2003. The Company believes that transactions with Superior Holdings International, Ltd. are on terms no less favorable to it than those obtainable in arm’s-length transactions with unaffiliated third parties.

      Steven R. Waller, an executive officer of the Company, is the son of Joel N. Waller, the Chairman and Chief Executive Officer, and Heidi J. Waller, an employee of the Company, is the daughter of Joel N. Waller. Both Steven R. Waller and Heidi J. Waller were paid compensation in excess of $60,000 during fiscal year 2003. Brian D. Rogers, an employee of the Company, is the son of David L. Rogers, the President and Chief Operating Officer. Brian D. Rogers was paid compensation in excess of $60,000 during fiscal year 2003.

      On April 25, 2004, the Company entered into a common stock and warrant purchase agreement for the sale of 17,948,718 shares of the Company’s common stock to three institutional investors at a price of $1.95 per share. As additional consideration for the investors’ commitment, the Company issued 2 million warrants exercisable for five years to the investors, and at closing will issue an additional two million warrants exercisable for five years, each at an exercise price of $3.00 per share of common stock. The closing of this equity financing is subject to various closing conditions, the principal condition being the approval of the Company’s shareholders. The Company intends to seek such shareholder approval at a special meeting of shareholders for which the Company intends to file and mail an additional proxy statement to shareholders. In connection with the equity financing, Peninsula Investment Partners, L.P. (“Peninsula”), which is a greater than 5% shareholder of the Company’s common stock, received warrants to purchase 1,428,571 shares of the Company’s common stock on April 25, 2004. If the equity financing is consummated, Peninsula will receive 12,820,513 shares of the Company’s common stock and additional warrants for 1,428,571 shares of common stock for an aggregate purchase price of $25.0 million.

PROPOSAL NUMBER TWO

INDEPENDENT AUDITORS

      On May 9, 2002, the Company discontinued the engagement of Arthur Andersen as the Company’s independent auditors and engaged KPMG as the Company’s independent auditors for the fiscal year ending February 1, 2003. The Audit Committee of the Company approved discontinuing the engagement of Arthur Andersen and engaging KPMG as the Company’s independent auditors.

      In connection with Arthur Andersen’s audits for the Company’s fiscal years ended February 2, 2002 and February 3, 2001 and through May 9, 2002, there were no disagreements between the Company and Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with its report on the consolidated financial statements of the Company and its subsidiaries for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      The reports of Arthur Andersen on the consolidated financial statements of the Company and its subsidiaries for the fiscal years ended February 2, 2002 and February 3, 2001 contained no adverse opinions or disclaimers of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended February 2, 2002 and February 3, 2001 and through May 9, 2002, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company and its subsidiaries, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      The Audit Committee of the Board of Directors has selected KPMG to serve as the Company’s auditors for the fiscal year ending January 29, 2005, subject to ratification by the shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Audit Committee will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG as independent auditors for the Company for the fiscal year ending January 29, 2005.

      A representative of KPMG will be present at the meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Voting Recommendation

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 29, 2005.

ADDITIONAL MATTERS

Annual Report

      The Annual Report to Shareholders of the Company for the fiscal year 2003, which includes the Annual Report on Form 10-K and financial statements, is being mailed with this Proxy Statement.

Deadline for Submission of Shareholders’ Proposals

      Proposals of shareholders intended to be presented at the 2005 Annual Meeting of Shareholders and desired to be included in the Company’s Proxy Statement and form of proxy for such meeting must be received by the Assistant Secretary of the Company, 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, no later than January 8, 2005 for inclusion in the Proxy Statement for that meeting. Notice of shareholder proposals intended to be presented at the 2005 Annual Meeting of Shareholders but not intended to be included in the Company’s Proxy Statement and form of proxy for such meeting must be received by the Company by March 5, 2005. If, however, the date of the 2005 Annual Meeting of Shareholders is more than 30 days before or after the first anniversary of the date of the 2004 Annual Meeting of Shareholders (i.e., June 3, 2005), notice of such proposal must be received by the Company at least 90 days before such meeting or, if later, within 10 days after the first public announcement of the date of the 2005 Annual Meeting of Shareholders. The Company suggests that all such proposals be sent to the Company by certified mail, return receipt requested.

Other Matters

      As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment, subject to applicable federal securities rules.

By Order of the Board of Directors,

Philip S. Garon
Secretary

Dated: May 7, 2004

Appendix A

Wilsons The Leather Experts Inc.

Amended and Restated Audit Committee Charter

Purpose

      There shall be an Audit Committee of the Board of Directors of Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”). The Committee shall have responsibility for overseeing the Company’s management and independent auditor in regard to corporate accounting and financial reporting.

Organization

      The Committee shall consist of at least three directors appointed by the Company’s Board of Directors. Each director appointed to the Committee shall:

a)	be qualified as an “independent director” within the meaning of Rule 4200 of the NASD Manual, meet the criteria for independence under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder, not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and have no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment;

b)	be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement; and

c)	be “independent” as defined by other applicable laws, regulations and listing requirements.

      At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the director’s financial sophistication. The Committee shall endeavor to have at all times on the Committee at least one member who satisfies the definition of an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”), which member shall be deemed to have satisfied the financial sophistication criterion set forth in the immediately preceding sentence.

      Each Committee member shall be appointed by the Board on the recommendation of the Governance and Nominating Committee of the Board. Committee members may be removed or replaced by the Board from time to time in its discretion. Committee members shall not serve on the audit committee of more than two other public companies.

Authority

      The Company will provide appropriate funding, as determined by the Committee, for the payment of (i) compensation to any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate.

      In carrying out its oversight responsibilities, the Committee may, at Company expense, retain independent counsel, auditors or other advisors and experts of its choosing and may conduct any investigation deemed appropriate, with full access to all Company books, records, facilities, personnel and independent advisors.

Responsibilities

      The Committee recognizes that preparation of the Company’s financial statements and other financial information is the responsibility of the Company’s management and that auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company’s independent auditor. The Committee’s responsibility is to oversee the financial reporting process.

      The Company’s management, and its independent auditor, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Committee. Consequently, the Committee is not responsible for providing any expert or other special assurance as to the Company’s financial statements and other financial information or any professional certification as to the independent auditor’s work, including without limitation their reports on, and limited reviews of, the Company’s financial statements and other financial information.

      The Committee shall:

          Oversight of Relationship with Independent Auditors

a)	be directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such independent auditor must report directly to the Committee;

b)	obtain and review a report from the independent auditor at least annually regarding:

•	the independent auditor’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor;

•	any steps taken to deal with any such issues; and

•	all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (“ISBS No. 1”);

c)	Evaluate the qualifications, performance and independence of the independent auditor, including:

•	actively engaging in a dialogue with the independent auditor regarding any relationship or services that may impact the auditor’s objectivity and independence;

•	at least annually, evaluating the independence of the auditor, including assessing whether all relationships between the independent auditor and the Company and the provisions of permissive non-audit services are compatible with maintaining the auditor’s independence;

•	considering whether the independent auditor’s quality controls are adequate; and

•	reviewing and evaluating the qualifications and performance of the Company’s independent auditor, including the independent auditor’s judgment about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting;

d)	meet with the independent auditor prior to the audit to review the planning and staffing of the audit;

e)	recommend to the Board guidelines for the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account;

f)	pre-approve all audit services and permissible non-audit services by the Company’s independent auditor and have sole authority to approve all audit engagement fees and terms and fees of any non-audit service of the independent auditor;

g)	evaluate, together with the Board, whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis and, if so determined by the Committee, recommend that the Board replace the independent auditor;

h)	assure regular rotation, as may be specified by applicable laws, regulations and listing requirements, of the lead audit partner, the reviewing audit partner and other significant audit partners of the Company’s independent auditor;

          Financial Statements and the Disclosure Process

i)	review and discuss representations from the independent auditor regarding:

•	critical accounting policies and practices to be used;

•	alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

j)	review with the independent auditor any audit problems or difficulties the auditor may have encountered and management’s response thereto, including any difficulties encountered in the course of the audit work and any restrictions on the scope of activities or access to required information;

k)	Discuss with management and the independent auditor:

•	material financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	any material changes in the Company’s selection or application of accounting principles;

•	any significant deficiencies or material weaknesses in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data;

•	the independent auditor’s attestation of management’s report on internal controls;

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

•	any other matters covered by Section 10A of the Securities Exchange Act of 1934 as determined necessary or appropriate by the Committee to ensure compliance.

l)	review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet arrangements (if any) on the Company’s financial statements;

m)	prepare and sign annually a Committee Report, based upon the review and discussions of the Company’s audited financial statements that are to be included in the Company’s Form 10-K with the independent auditor and management, as to whether the Committee recommends to the Board that such audited financial statements be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission. The Committee, in connection with such a Report, shall:

•	review and discuss the audited financial statements with management and the independent auditors;

•	review and discuss with the independent auditor the items required by Statement on Auditing Standards No. 61; and

•	receive the written disclosures and letter from the independent auditor as required by ISBS No. 1;

n)	in connection with the Company’s interim financial reporting, be available to meet and confer with management and/or the Company’s independent auditor in respect to any report required to be made by such independent auditor to the Committee in accordance with Statement on Auditing Standards No. 71 or in accordance with the terms of such independent auditor’s engagement;

o)	discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, prior to public release;

p)	receive information from the Company’s management about any significant deficiencies and material weaknesses in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

q)	discuss with the independent auditor and management the internal audit responsibilities, staffing and the planned scope of internal audit;

r)	review any appointment or replacement of the internal audit firm;

          Compliance Oversight Responsibilities

s)	establish and review periodically procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

t)	except as otherwise directed by the Board, oversee the Company’s ethics compliance program and make recommendations to management with respect to program enhancements and the resolution of ethical issues brought to its attention;

u)	approve all “related party transactions” (as such term is defined in the SEC’s rules and regulations) of the Company;

          Other Responsibilities

v)	from time to time meet with management, the independent auditor and internal auditor in separate executive sessions;

w)	review and reassess annually the adequacy of the Audit Committee Charter;

x)	discuss with management guidelines and policies for assessing and managing the Company’s risk exposure and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies; and

y)	review the Committee’s own performance annually.

Appendix B

Wilsons The Leather Experts Inc.

Amended and Restated Compensation Committee Charter

Purpose

The purpose of the Compensation Committee of the Board of Directors is to establish executive compensation strategy and to assure that the Chairman and CEO, President and COO, and all executive officers of Wilsons Leather are compensated effectively in a manner consistent with the compensation strategy of Wilsons Leather, internal equity considerations, competitive practices, and the requirements of regulatory agencies.

Committee Membership

The Compensation Committee will be composed entirely of directors who satisfy the definition of “independent” under the listing standards of the Nasdaq Stock Market (Nasdaq).

Principal Responsibilities

The administration of compensation and benefits will generally be the responsibility of management; however, there are specific areas of action where Compensation Committee approval will be required:

1.	Annually review and approve Wilsons Leather’s compensation and benefits strategy to ensure that management is compensated appropriately for their contributions to the growth and profitability of Wilsons Leather and that the strategy supports Wilsons Leather’s objectives and shareholder interests; communicate compensation philosophy and compensation process for executive officers to the shareholders in the Compensation Committee Report included in the proxy statement or annual report on Form 10-K.

2.	Annually review and determine the compensation components (base pay, short-term incentive, merit increase, long-term incentive, stock awards) for the Chairman and CEO and President and COO and communicate this information to shareholders in the proxy statement or annual report on Form 10-K. The Chairman and CEO and President and COO may not be present during voting or deliberations.

3.	Conduct an annual performance review of the Chairman and CEO and President and COO positions, with input from the independent members of the Board of Directors. Provide performance summary, along with appropriate recommendations to the Board of Directors for changes in, or determinations under, their employment agreements.

4.	Annually review and determine total compensation (base pay, short-term incentive, merit increase, long-term incentive, stock awards) for each other executive officer of Wilsons. Ongoing, approve specific recommendations for changes in compensation to the executive officers if not part of the annual review process.

5.	Select and approve targeted award amounts for executive officers under the Executive and Key Management Incentive Plan.

6.	Recommend to the Board of Directors for submission to shareholders all new equity-based incentive plans for Wilsons Leather and review the administration of the long-term incentive programs to ensure consistent application of the plan(s) as it relates to participation, vesting, granting of awards, total shares reserved for awards, etc. Grant all stock and stock-based awards to executive officers under equity-based incentive plans.

7.	Annually report to the Board on any major organizational structure issues and plans. Annually present to the Board status of development and succession plans for the top five officers. Approve offers of employment for the executive officers. Approve criteria for officer designation.

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8.	Recommend compensation (retainers, meeting fees, stock) for board and committee service for outside members of the Board.

9.	Approve settlements of employment related lawsuits exceeding $100,000.

10.	Review and approve all employment agreements.

11.	On a periodic basis, make reports to the Board concerning its activities.

In connection with the performance of its responsibilities, the compensation committee may have sole authority to retain and terminate compensation consultants and determine the terms of such retention, including the consultants’ fees and other retention terms.

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Appendix C

Wilsons The Leather Experts Inc.

Amended and Restated Governance and Nominating Committee Charter

Purpose

The purpose of the Governance and Nominating Committee of the Board of Directors is to assure that the Board and its committees are diligently observing their responsibilities and communicating appropriately to provide for a high standard of governance, care and due diligence in carrying out their responsibilities.

Committee Membership

The Committee will be composed entirely of directors who satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market (Nasdaq).

Principal Responsibilities

1.	Monitor and recommend as appropriate to the Board corporate governance principles and business conduct guidelines.

2.	Recommend as necessary changes in the size and composition of the full Board and the audit, compensation and governance and nominating committees and the establishment and composition of ad-hoc committees as necessary.

3.	Develop and recommend revisions as necessary with respect to director and committee member profile and qualification guidelines and screening process for candidates, including the candidate’s availability to spend the appropriate time to meet the full responsibilities of a Director or committee member.

4.	Develop a pool of potential director candidates for consideration in the event of a vacancy on the Board of Directors. Determine whether to retain or terminate any search firm to identify director candidates and the terms of such retention, including approval of the search firm’s fees and other retention terms.

5.	Review the qualifications, interview, and recommend to the Board of Directors (i) those persons to be nominated for membership on the Board of Directors, including any candidates recommended by shareholders, for submission to shareholders for election at each annual meeting of shareholders, and (ii) any new nominees for membership on the Board of Directors to be elected by the Board to fill vacancies and newly created directorships.

6.	Consider the performance, including Board attendance and participation, of incumbent members of the Board of Directors in determining whether to recommend that they be nominated for reelection. Consider whether to recommend to the Board guidelines with respect to continued service of directors, committee members and committee chairs.

7.	Review and approve the process for new director orientation.

8.	Recommend to the Board the number, timing and duration of Board of Director and committee meetings.

9.	Recommend guidelines with respect to the conduct of executive sessions of the Board of Directors, attendance of non-directors at meetings, and Board access to management.

10.	Monitor committee charters to confirm scope and responsibilities while minimizing overlap and focusing necessary Board attention to key roles and issues.

11.	Consider the need for changes to the corporate Articles and Bylaws.

12.	Review and reassess the adequacy of the Corporate Governance and Nominating Committee Charter annually and recommend any proposed changes to the Board of Directors for approval.

13.	Make regular reports to the Board and propose any necessary action.

14.	Take any and all other actions as may be required by the federal securities laws or other applicable laws or regulations regarding the nomination of directors.

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ANNUAL MEETING

Thursday, June 3, 2004
10:00 a.m. Central Daylight Time

The Northland Inn
7025 Northland Drive
Brooklyn Park, Minnesota

Wilsons The Leather Experts Inc.
7401 Boone Avenue North, Brooklyn Park, MN 55428	Proxy

This proxy is solicited on behalf of the Board of Directors.

By signing the Proxy, you revoke all prior proxies and appoint Joel N. Waller and David L. Rogers, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Wilsons The Leather Experts Inc. (the “Company”) held of record by the undersigned on April 5, 2004 at the Annual Meeting of Shareholders of the Company to be held on June 3, 2004 or at any adjournment thereof.

If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Class II directors:	01 Michael T. Cowhig	02 David L. Rogers

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

☐	Vote FOR all Class II nominees (except as marked to the contrary below)	☐	Vote WITHHELD from all Class II nominees

2.	Ratification of the appointment of KPMG LLP as the independent auditors for the fiscal year ending January 29, 2005.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐
Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.